EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Urologix Reports 59% Increase in Revenue Year-Over-Year for

Fiscal 2012 Third Quarter

  $4.7 million in total revenue, up 2% sequentially
  Positive cash flow in the quarter of $285 thousand
  Full year 2012 revenue guidance between $17.0 to $17.5 million

MINNEAPOLIS — April 26, 2012 — Urologix®, Inc. (NASDAQ:ULGX), the leading provider of in-office procedures for the safe, durable and effective treatment of BPH, today reported financial results for its fiscal third quarter ended March 31, 2012.

Third quarter fiscal year 2012 revenue totaled $4.7 million, up 58.8% year-over-year and up 1.8% sequentially. The year over year increase in revenue was primarily driven by the incremental contribution of Prostiva product revenue in the period, though the Company’s base CTT business also posted higher revenue versus the prior year with growth at 1.1%. The sequential increase in revenue was driven primarily by a 4.6% increase in sales of the Prostiva® Radio Frequency (RF) Therapy product line. The Company’s Cooled ThermoTherapy™ (CTT) base business was stable.

As of March 31, 2012, the Company’s cash balance was $1.9 million. The Company generated $285 thousand of cash in the third fiscal quarter ended March 31, 2012 compared to cash utilization of $498 thousand in the same period last year. The cash performance is a result, in part, of beneficial payment terms on Prostiva product inventory and the timing of royalty payments. Payments related to approximately $0.7 million of Prostiva product in the third quarter of fiscal year 2012, and $2.1 million for the first nine months of the fiscal year, were deferred as a result of 270 day terms negotiated as part of the license agreement.

“The third quarter marks the second full quarter of results for the ‘new Urologix’ combining two proven technologies - Cooled ThermoTherapy and Prostiva RF Therapy. Our results demonstrated strong year over year growth, sequential growth in what is historically a challenging quarter and increased operating leverage,” stated Stryker Warren Jr., CEO. “We continue to demonstrate early success with our patient education seminars and other market development initiatives and we plan to expand these efforts with more users of both product lines. While we have stabilized the Prostiva business and are working to drive growth, it is taking longer to turn this product line around than we had expected. As a result of this delay, we are reducing our full year guidance.”

Gross profit for the third quarter of fiscal year 2012 was $2.4 million, or 50.7% of revenue, compared to $1.6 million, or 54.1%, in the third quarter of fiscal year 2011. Gross margin for the third quarter of fiscal year 2012 was lower than the prior year quarter due to the 46% gross margin on the Prostiva product line, which included $62 thousand of non-cash charges, or 1.3% of revenue, primarily for the amortization of intangible assets. Gross margin for the third quarter of fiscal year 2012 improved 151 basis points sequentially due primarily to the impact of higher production volumes in the period to meet demand.

Total operating expense in the third quarter of fiscal year 2012 of $3.2 million increased 22% year-over-year driven primarily by the expansion of the direct sales force that occurred with the acquisition of the Prostiva product line. Total operating expenses declined 0.5% on a sequential basis due primarily to cost control in both general and administrative expense and R&D expense, which offset incremental investment in sales and marketing compared to the second quarter of fiscal 2012.

For the third quarter of fiscal year 2012, Urologix reported a net loss of $969 thousand, or $0.07 per diluted share, compared to a net loss of $983 thousand, or $0.07 per diluted share, in the third quarter of fiscal year 2011. The net loss in the third quarter of fiscal year 2012 was adversely affected by $169 thousand of non-cash imputed interest expense on deferred acquisition payments.

Outlook

The results in the third quarter were below expectations as a result of the inherent challenges of integrating the Prostiva business noted above. Based on these results, the Company is reducing its full year revenue guidance to $17 to $17.5 million.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal 2012 third quarter results on Thursday, April 26, 2012 at 4:00 p.m. Central Daylight Time. To listen to the call, please dial 1-866-783-2137 and enter the Participant Passcode 31215645 at least 10 minutes prior to the call. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH).  Urologix’ Cooled ThermoTherapy™ produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort.  The Cooled ThermoTherapy™ product line includes the CoolWave® and Targis® Control Units and the CTC Advance® and Targis® catheter families.  The Prostiva® RF Therapy System distributed by Urologix delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH voiding symptoms.  Both of these products provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva® is a registered trademark of Medtronic, Inc., used under license.  All other trademarks are the property of Urologix.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the effectiveness of the Company’s sales and marketing strategies, the Company’s future revenue and operating performance, or about the development and marketing of new products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 and other documents filed with the Securities and Exchange Commission.

Contact: Brian J. Smrdel, Chief Financial Officer, (763) 475-7696

Urologix, Inc.

Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011

Sales	$4,735	$2,982	$12,530	$9,655
Cost of goods sold	2,334	1,370	6,425	4,366
Gross profit	2,401	1,612	6,105	5,289

Costs and expenses:
Sales and marketing	1,875	1,383	4,914	3,890
General and administrative	730	656	2,506	2,136
Research and development	543	553	1,612	1,655
Amortization of identifiable intangible assets	26	6	65	18
Total costs and expenses	3,174	2,598	9,097	7,699

Operating loss	(773)	(986)	(2,992)	(2,410)
Interest income/(expense)	(169)	—	(438)	1
Foreign currency exchange gain (loss)	—	—	(4)	—
Loss before income taxes	(942)	(986)	(3,434)	(2,409)

Income tax expense (benefit)	27	(3)	38	(6)
Net loss	$(969)	$(983)	$(3,472)	$(2,403)

Net loss per common share--basic	$(0.07)	$(0.07)	$(0.24)	$(0.17)

Net loss per common share--diluted	$(0.07)	$(0.07)	$(0.24)	$(0.17)

Weighted average number of common shares outstanding--basic	14,778	14,575	14,723	14,546

Weighted average number of common shares outstanding--diluted	14,778	14,575	14,723	14,546

Urologix, Inc.

Balance Sheets

(Unaudited, in thousands)

	March 31, 2012	June 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$1,857	$3,061
Accounts receivable, net	2,375	1,358
Inventories	1,700	1,127
Prepaids and other current assets	255	249
Total current assets	6,187	5,795
Property and equipment:
Property and equipment	11,979	11,691
Less accumulated depreciation	(11,077)	(10,830)
Property and equipment, net	902	861
Other intangible assets, net	2,331	102
Goodwill	3,148	—
Inventories	469	—
Other assets	5	5
Total assets	$13,042	$6,763

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,740	$741
Accrued compensation	832	454
Deferred income	12	21
Short-term deferred acquisition payment	2,224	—
Other accrued expenses	670	541
Total current liabilities	6,478	1,757

Deferred Tax Liability	25	—
Deferred income	—	9
Long-term deferred acquisition payment	4,665	—
Other accrued liabilities	122	151
Total liabilities	11,290	1,917

Shareholders’ equity:
Accumulated other comprehensive income	1	—
Common stock	147	145
Additional paid-in capital	115,107	114,732
Accumulated deficit	(113,503)	(110,031)
Total shareholders’ equity	1,752	4,846
Total liabilities and shareholders’ equity	$13,042	$6,763

Urologix, Inc.

Condensed Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended March 31,
	2012	2011
Operating Activities:
Net loss	$(3,472)	$(2,403)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	518	443
Employee stock-based compensation expense	277	284
Provision for bad debts	26	(41)
Loss on disposal of assets	15	12
Accretion expense on deferred acquisition payment	438	—
Deferred income taxes	25	—
Change in operating items, net of acquisition:
Accounts receivable	(1,043)	71
Inventories	7	(212)
Prepaid and other assets	(6)	153
Accounts payable	1,999	214
Accrued expenses and deferred income	460	(221)
Net cash used for operating activities	(756)	(1,700)

Investing Activities:
Purchase of property and equipment	(40)	(213)
Purchase of intellectual property	(8)	(3)
Acquisition of business	(500)	—
Net cash used for investing activities	(548)	(216)

Financing Activities:
Proceeds from stock option exercises	100	4
Net cash provided by financing activities	100	4

Net decrease in cash and cash equivalents	(1,204)	(1,912)
Cash and cash equivalents:
Beginning of period	3,061	5,702
End of period	$1,857	$3,790

Supplemental cash-flow information
Income taxes paid during the period	$12	$6
Net amount of inventory transferred to property and equipment	$242	$128
Non-cash consideration for acquisition	$6,465	$—